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NEURALSTEM PRESIDENT AND CEO TO UPDATE ONGOING ALS TRIAL AT 2011 RODMAN & RENSHAW ANNUAL HEALTHCARE CONFERENCE

Live Webcast to Air on Tuesday, September 13, at 10:50 a.m. EST

ROCKVILLE, Maryland, September 12, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announces the live webcast of President and CEO Richard Garr’s presentation at the 2011 Rodman & Renshaw Annual Healthcare Conference on Tuesday, September 13 at 10:50 a.m. EST. The webcast will be available in real-time at http://www.wsw.com/webcast/rrshq20/cur , and archived for 90 days. The webcast link will also be posted on the Investor Center home page on the company’s newly redesigned website: www.neuralstem.com .

Garr will discuss the Company’s opportunities and advancements in neural stem cell pharmaceuticals and cellular therapy, and will be providing an update on the ongoing ALS trial at Emory University.

The 2011 Rodman & Renshaw Annual Healthcare Conference will be held at The Waldorf=Astoria in New York City, September 11-13. For more information, see: http://www.rodmanandrenshaw.com/conferences?id=162 .

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has nearly completed an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression, and anticipates initiating a Phase Ib trial in the fall. Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended June 30, 2011.

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